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                                                                     EXHIBIT 5.1


                   [LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD]

                                August 20, 2001

THQ Inc.
27001 Agoura Road, Suite 325
Calabasas Hills, California  91301

Ladies and Gentlemen:

We have acted as special counsel to THQ Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 2,875,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), including 375,000 shares of Common Stock subject to the underwriters' over-allotment option. The shares are being registered by the Company pursuant to a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission under the 1933 Act on August 20, 2001 (the "Registration Statement").

As special counsel for the Company, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Company's charter and bylaws and resolutions certified to us as having been duly adopted by the Company's board of directors and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission and the authenticity of the originals of such latter documents. As to facts relevant to the opinions expressed herein, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials, officers and other representatives of the Company and others.

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THQ Inc.
August 20, 2001
Page 2

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered against payment of the cash consideration therefor as determined by appropriate corporate action of the Company (assuming that the consideration so received has a value not less than the par value of the Shares), all in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the following qualifications, exceptions, assumptions and limitations:

        A. The foregoing opinion is limited to matters arising under the General Corporation Law of the State of Delaware.

        B. We have assumed that, at the time that the Shares are issued, (i) the Company will have a sufficient number of authorized and unissued shares of Common Stock so that the Shares will be issued from the Company's authorized and unissued shares of Common Stock and that the Shares will not have been reserved by the Company for any other purpose, and (ii) the Registration Statement will have been declared effective under the 1933 Act and the issuance and sale of the Shares will be made in compliance with applicable state securities laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving the foregoing consent, however, we do not admit that we come within the category of person whose consent is required under
Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Very truly yours,

                                         SIDLEY AUSTIN BROWN & WOOD